UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 31, 2013

CORNERSTONE CORE PROPERTIES

REIT, INC.

(Exact name of registrant as specified in its charter)

Maryland	000-52566	73-1721791
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1920 Main Street, Suite 400

Irvine, California 92614

(Address of principal executive offices)

(949) 852-1007

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

The information in this Report on Form 8-K set forth under Items 2.01 and 2.03 related to the joint venture which acquired Danby House (as defined below) and the related financing arrangement is incorporated by reference herein in this Item.

Item 2.01	Completion of Acquisition or Disposition of Assets

Joint Venture Acquires Danby House Property

General

On January 31, 2013, we, through a wholly-owned subsidiary, funded a joint venture, Cornerstone Healthcare Partners, LLC (the “JV”), which JV acquired the Danby House, an assisted living and memory care facility located in Winston-Salem, North Carolina (“Danby House”) for $9.7 million in cash. Cornerstone Healthcare Real Estate Fund, Inc. (“CHREF”), an affiliate of our advisor Cornerstone Realty Advisors (the “Advisor”), is the other owner of membership interests in our JV. Danby House, located at 3150 Burke Mill Road, Winston-Salem, North Carolina, has an operational capacity of 99 beds.

Danby House is leased by the JV to Danby House, LLC, the current operator of the facility, pursuant to a long-term triple-net lease. The initial lease term is ten years with a lessee option to renew for two additional five-year periods. The lease rate for Danby House, calculated as the first year lease payment as a percentage of the purchase price, is 9.0%. The initial cash on cash yield, calculated by dividing the first year lease payment, less the asset management and property management fees paid to our Advisor, by the equity contribution, is estimated to be 13.5%.

In connection with the transaction, we have paid to our Advisor certain fees in connection with the acquisition, management and leasing of Danby House. The acquisition fee paid to the Advisor totals $0.1 million, or 1.4% of the pro-rata portion of the purchase price of Danby House. The Advisor will also perform leasing services for us with respect to Danby House and will receive a one-time leasing fee with respect to the leasing of the facility equal to 2.5% of the rent payable by the tenant during the initial term of the lease, payable upon the effective date of the lease.

Parties and Structure

Capital Contributions. We invested approximately $2.9 million to maintain a 95% equity interest in the JV. CHREF invested approximately $.02 million to maintain its 5% equity interest in the JV.

Management of the JV. As the manager of the JV, we generally have the authority to direct and control the business of the JV; however, under the terms of the operating agreement for the JV, certain major decisions regarding the business of the JV require the unanimous approval of us and CHREF. Such major decisions include, among others, (i) the sale or transfer of all or substantially all of the JV’s assets, (ii) any merger or consolidation of the JV with any other entity, (iii) admission of new members, (iv) loans of JV funds, (v) incur or enter into any lease, conveyance, mortgage or other agreement or indebtedness on behalf of the JV which requires the personal guarantee of any member or any affiliate of any member and (vi) taking any action to cause the dissolution of the JV. The operating agreement contains terms, conditions, representations, warranties and indemnities that are customary and standard for similar joint ventures in the real estate industry. As the manager of the JV, we may be entitled to receive compensation for services as shall be determined by consent of all of the members.

Distributions to the JV Members. Distributions to the members of the JV are made first, in proportion to the remaining balance of capital contributions which were paid by each member and not returned to such member, until the cumulative amount of capital contributions paid by each member has been returned to such member; then, in proportion to the percentage interest in the JV held by the member.

Danby House Property

Danby House, located in Winston-Salem, North Carolina, is a single-story 27,129 square foot, 99-bed assisted living and memory care facility with a current occupancy of 85%. The facility was built in 1986 on 4.32 acres of land.

The operator of Danby House, Danby House, LLC, has served in that capacity since March 2011, and currently operates over 91 facilities in 12 states. As described above, upon the closing of the purchase, the existing operator will continue operating Danby House under a long-term, triple-net lease.

In evaluating Danby House as a potential acquisition and determining the appropriate amount of consideration to be paid for the property, we considered a variety of factors including overall valuation of targeted net rental income, quality of and regulatory compliance of the operator, location, demographics, existing and planned competitive properties and price per bed and analyzed how the property compares to comparable properties in its market.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of Registrant.

We acquired our interest in Danby House subject to a new first lien mortgage loan. On January 31, 2013, we entered into a loan agreement with a bank located in Chicago, IL (“Mortgage Loan”) for a loan in the aggregate amount of approximately $7.3 million secured by a first lien security interests in the Danby House facility. The Mortgage Loan, which bears interest at one-month LIBOR (London Interbank Offer Rate) plus 4.00%, with a LIBOR floor of 1.00% or the Prime Rate plus 1.75%, with an all-in floor of 5.00%, matures on January 30, 2016, at which time all outstanding principal, accrued and unpaid interest and any other amounts due under the loan agreement will become due. The Mortgage Loan amortizes over 25 years, with principal amounts being paid into a sinking fund. The Mortgage Loan may be prepaid with no penalty if refinanced through the U.S. Department of Housing and Urban Development.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Sale Agreement dated as of November 12, 2012 and assigned to Buyer on January 31, 2013 between Cornerstone Healthcare Real Estate Fund, Inc. and IP-Winston Salem Health Holdings, LLC.

10.2	Loan agreement between lender and HP Winston-Salem, LLC dated January 31, 2013

99.1	Press release dated February 6, 2013 titled “Cornerstone Core Properties REIT, Inc. Acquires Assisted Living and Memory Care Facility through Joint Venture.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORNERSTONE CORE PROPERTIES REIT, INC.

Dated: February 5, 2013	By:	/s/ Timothy C. Collins
Timothy C. Collins,
Chief Financial Officer